Exhibit 10.1

3D SYSTEMS CORPORATION

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of this 10th day of May, 2019 (the “Effective Date”), by and between 3D Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (“Company”), and Kevin McAlea (“Executive”).

RECITALS

WHEREAS, Executive’s employment with the Company will end on May 31, 2019 (the “Separation Date”); and

WHEREAS, the parties now desire to amicably end their association and enter into this Agreement to set forth the terms and conditions relating to the end of Executive’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	End of Employment.

The Executive’s last day of employment with the Company is the Separation Date. After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company, except as specifically provided herein.

2.	Return of Company Property.

By the Separation Date, the Executive must return to the Company all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in the Executive’s possession, custody or control.

3.	Separation Benefits.

In consideration for the Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 5, the Company agrees to provide the following benefits:

3.1           Accrued, Unpaid Base Salary. Within the time period required by applicable law, the Executive will receive in one lump-sum payment any Base Salary amounts that have accrued but have not been paid as of the Separation Date, less any applicable local, state, or federal withholding. As used herein, “Base Salary” means the Executive’s current monthly base salary in effect as of the Effective Date.

3.2           Accrued, Unused Vacation Time. Within the time period required by applicable law, the Executive will receive in one lump-sum payment any unused vacation time accrued through the Separation Date, less any applicable local, state, or federal withholding.

3.3           Severance Benefits. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive the following severance benefits:

3.3.1      Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive payment of an amount (“Severance”) equal to up to 12 months of the Executive’s Base Salary, less all required withholdings and taxes. The Company shall pay the Severance to the Executive in equal installments over a 12-month period in accordance with its normal payroll practices, with the first installment commencing on the first payroll date coinciding with or immediately following the 60th day following the Effective Date (the “First Payment Date”), provided that the conditions set forth in Section 3.6 have been satisfied as of such date, and installments continuing until the earlier of (i) the date the Executive breaches the provisions of Section 4 below; or (ii) the last payroll period in the 12-month period. The amount payable to the Executive on the First Payment Date shall equal the portion of the Executive’s Base Salary that he would have earned during the 60-day period immediately following the Effective Date.

3.3.2      Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive payment of an amount (“Additional Severance”) equal to up to 6 additional months of the Executive’s Base Salary, less all required withholding and taxes. The Company shall pay the Additional Severance to the Executive in equal installments over a 6-month period in accordance with its normal payroll practices, with the first installment commencing on the first payroll date immediately following the final Severance payment. Notwithstanding the immediately preceding sentence and in the interest of clarity, the Additional Severance shall not be paid in the event that the Severance terminates pursuant to the terms of this Agreement. The Additional Severance installments will continue until the earlier of (i) the date the Executive breaches the provisions of Section 4 below; or (ii) the last payroll period in the 6-month period.

3.4           COBRA Payment. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, if the Executive timely elects continuation of his health benefits under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for a period of up to eighteen (18) months following the Separation Date, the Company will continue to pay a portion of the premiums such that Executive’s contribution to such plans will remain the same as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s severance payments may be deemed acceptable for this purpose in the discretion of Company) (the “COBRA Payment”); provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due. Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes. Payment of premiums under this section will commence on the First Payment Date and thereafter will be made on the first payroll date in each month following until the earlier of (i) the date the payment of the Severance or the Additional Severance terminates; or (ii) the date the Executive’s coverage under the Company’s health plan terminates for any reason. The amount paid on the First Payment Date shall include the employer portion of the premiums due for coverage during the 60-day period immediately following the Effective Date.

3.5           Accelerated Vesting. In connection with Executive’s separation from employment with the Company, the restricted shares of the Company’s Common Stock (the “RSA’s”) and performance stock units (the “PSU’s”) held by Executive pursuant to the Company’s 2015 Incentive Plan are subject to automatic forfeiture. The RSA’s are covered by applicable Restricted Stock Award Agreements, and the PSU’s are covered by applicable Performance-Based Restricted Stock Unit Agreements that Executive entered into with the Company. Under the terms of such agreements, any RSA’s or PSU’s under the 2015 Incentive Plan are forfeited to the extent they have not vested in accordance with their terms as of the date of Executive’s separation from employment.

Subject to Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 5, the Company will provide the following with respect to Executive’s RSA’s and PSU’s (collectively, the “Accelerated Vesting”). The calculation of shares is more specifically detailed on Exhibit A attached hereto and made a part hereof.

3.5.1      Any RSA’s outstanding as of May 31, 2019 shall become vested and nonforfeitable on a pro-rata basis, as more specifically detailed in Exhibit A;

3.5.2      The second tranche (1/3 of the total determination) of the Performance Stock Units from the award dated February 15, 2018, shall become vested and nonforfeitable on a pro-rata basis on the Separation Date, as more specifically detailed in Exhibit A. Any remaining amounts related to this award are forfeited;

3.5.3      The first tranche (1/3 of the total determination) of any Performance Stock Units from the award dated February 15, 2019, if applicable and solely as determined by the Compensation Committee of the Board of Directors during the first quarter of 2020, shall become vested and nonforfeitable on a pro-rata basis upon the applicable date on or before March 31, 2020. Any remaining amounts related to this award are forfeited;

3.5.4      For the sake of clarity, all PSA’s and stock options previously granted to Executive related to the attainment of a particular stock price of the Company’s common stock are forfeited pursuant to the terms of their respective agreements.

3.6           Eligibility. The right to payment of the Severance, the Additional Severance, COBRA Payment, and the Accelerated Vesting is conditioned upon: (i) the Executive’s continued compliance with the restrictive covenants in Section 4 below; and (ii) Executive’s execution and non-revocation of the release of claims in Section 5 below. Notwithstanding any provisions to the contrary, the Severance, COBRA Payment, and Accelerated Vesting shall not be paid unless and until such binding release in Section 5 is effective and the revocation period has expired.

3.7           Forfeiture. The Executive shall forfeit any right to the Severance immediately upon (a) Executive’s failure to execute the release of claims in Section 5 below; (b) Executive’s revocation of the release of claims in Section 5 below; or (c) the Executive’s breach of any restrictive covenant set forth in Section 4 below.

The Executive shall forfeit any right to the Additional Severance immediately upon (a) Executive’s failure to execute the release of claims in Section 5 below; (b) Executive’s revocation of the release of claims in Section 5 below; (c) the Executive’s breach of any restrictive covenant set forth in Section 4 below; or (d) the Executive for his own benefit or the benefit of others rendering services at an executive level of vice president or senior for Competing Products or Services for a Competing Organization.

For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than the Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of the Company with which you work or worked during the time of your employment with the Company or about which you acquire or acquired Confidential Information through your work with the Company and in any event includes, but is not limited to, providing 3D printing solutions including 3D printers, print materials, on-demand custom parts services and 3D professional software. For purposes of this Agreement, “Competing Organization” means persons or organizations, including you, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

4.	Restrictive Covenants.

The growth and development of Company and its affiliates and subsidiaries (collectively, “3D Systems”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to 3D Systems’ products, services, methods, pricing, costs, research and development and marketing. All 3D Systems employees and others engaged to perform services for 3D Systems have a common interest and responsibility in seeing that such customer information and other Confidential Information, as that term is defined in Section 4.4 below, is not disclosed to any unauthorized persons or used other than for 3D Systems’ benefit. This Section 4 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for the severance benefits payable pursuant to Sections 3.3, 3.4 and 3.5, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement:

4.1           Non-Interference; Non-Solicitation. Executive acknowledges that the identity and particular needs of the Company’s customers are not generally known and were not known to Executive prior to Executive’s employment with the Company; that the Company has relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding the Company’s pricing, sales, costs and specialized requirements of the Company’s customers are highly confidential and constitute trade secrets.

Executive agrees that after the Separation Date and as long thereafter as any such information is still a trade secret (as such term is defined by California law) of the Company, Executive shall not, either directly or indirectly, either for Executive or for any other person or entity, use the Company’s trade secrets, which may include elements of the Company’s Confidential Information (as defined below), in order to induce or attempt to induce any current or prospective account, customer, prospect, supplier, vendor or other trade related business relation of the Company, or any subsidiary, affiliate or division thereof, to cease doing business with the Company or any subsidiary, affiliate or division thereof or reduce the amount of products or services it receives from the Company, or in any way interfere with the relationship or prospective relationship between any account, customer, prospect, supplier, vendor or other trade related business relation and the Company, or any subsidiary, affiliate or division thereof.

Executive agrees that for a period of twelve (12) months after the Separation Date Executive shall not, either directly or indirectly, either for Executive or for any other person or entity, solicit or recruit or attempt to solicit or recruit any of the Company’s employees, consultants, contractors, agents or representatives to leave their employment or end their engagement with the Company.

For purposes of this Section 4.1, “prospects” means entities or individuals which have had more than de minimis contact with the Company in the context of entering into a relationship with the Company being a provider or seller of products or services to such entity or individual.

4.2           Reasonableness of Restriction. Executive acknowledges that the foregoing non solicitation restriction placed upon Executive is necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 4 of this Agreement is a material condition to receipt of the benefits provided under this Agreement. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Section 4.1, the restricted period set forth therein shall be tolled during the time of such breach, but not for longer than twelve (12) months.

Executive further acknowledges and agrees that 3D Systems has attempted to impose the restrictions contained hereunder only to the extent necessary to protect 3D Systems from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

4.3           Non-Disclosure. Non-Disclosure. Executive further agree that Executive will not use for Executive’s benefit or for the benefit of others or divulge or convey to any other person any Confidential Information (as defined below) obtained by Executive during the period of Executive’s employment with the Company. Executive agrees to continue to observe all Company policies and procedures concerning such Confidential Information. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s.

If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 4.3, Executive will, except to the extent prohibited by law, promptly notify the Company so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to restrict Executive from communicating with any member of the United States Congress, from giving truthful testimony in any legal proceeding instituted or maintained, or from fully and candidly cooperating in connection with any investigation, inquiry or proceeding undertaken by, any agency or representative of the United States government, any State, or any of their respective political subdivisions having authority over any aspect of the Company’s business operations, nor shall any such provision be deemed to require any party to seek the authority of the other in connection therewith. Further, Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

4.4           Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to 3D Systems’ business or received by 3D Systems in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of 3D Systems):

4.4.1      Any information concerning 3D Systems’ products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;

4.4.2      Any information concerning 3D Systems’ financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);

4.4.3      Any information concerning 3D Systems’ current or prospective customer lists or arrangements, equipment or methods used or preferred by 3D Systems’ customers, or the customers or patients of customers;

4.4.4      Any information concerning 3D Systems’ use of computer software, source code, object code, or algorithms or architecture retained in or related to 3D Systems’ computer or computer systems;

4.4.5      Any personal or performance information about any 3D Systems’ employee;

4.4.6      Any information supplied to or acquired by 3D Systems under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);

4.4.7      Any information, whether or not designated as confidential, obtained or observed by Executive or other 3D Systems employees during training sessions related to Executive’s work for 3D Systems; and

4.4.8      Any other information treated as trade secrets or otherwise confidential by 3D Systems.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose, use, or publish such information.

4.5           Inventions, Discoveries, and Work for Hire. Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment, whether or not during working hours, that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, (ii) were used by Executive or other personnel of 3D Systems during the time of Executive’s employment, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within one (1) year from the Separation Date and that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, or (iv) result from any work performed by Executive for 3D Systems (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.

Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of 3D Systems was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of 3D Systems, or (B) to the actual or demonstrably anticipated research or development of 3D Systems, or (2) the Company Invention results from any work performed by Executive for 3D Systems. Employee understands that 3D Systems agrees that notwithstanding anything to the contrary in this Section 4.5, nothing in this Agreement shall apply to any Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions. Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.

Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions. Executive further agrees that (i) Executive will promptly disclose all Company Inventions to 3D Systems; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.

At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship. These obligations continue even after the Separation Date. Company agrees that Executive will be reimbursed for reasonable expenses incurred in providing such assistance to Company. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment with Company. Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Separation Date shall be presumed to relate to a Company Invention made during the term of Executive’s employment unless Executive can provide evidence to the contrary.

4.6           Covenants Are Independent Elements. The parties acknowledge that the restrictive covenants contained in this Section 4 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not provide the compensation herein. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the covenants this Section 4. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of the provisions of Section 4 or other obligations of Executive to the Company.

4.7           Non-Disparagement. Executive agrees that Executive will not make any defamatory, slanderous or libelous statements or communications (whether written or verbal) regarding the Company, its employees including members of the Company’s management team and/or Executive’s separation from employment with the Company. If Executive so desires, the Company will provide a reference regarding your employment, which includes only the dates of employment, Executive’s positions(s) held, and duties performed.

4.8           Injunctive Relief and Additional Remedies for Breach. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 4 shall entitle 3D Systems, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 4 without the necessity of 3D Systems posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect 3D Systems’ interest. Executive understands that in addition to any other remedies available to 3D Systems at law or in equity or under this Agreement for violation of this Agreement, other agreements or compensatory or benefit arrangements Executive has with 3D Systems may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying 3D Systems or foregoing certain equity awards or monies, and any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy. Notwithstanding Section 8.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 4 shall be the state or federal courts located in San Diego County, California. Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.

4.9           Notification to Third Parties. Company may, at any time during or after the termination of Executive’s employment with Company, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement

4.10        Cooperation. The parties agree that certain matters in which the Executive was involved during his employment with the Company may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Separation Date.

5.	Release.

5.1           General Release and Waiver of Claims.

In exchange for the consideration provided in this Agreement, the Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and the Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation (however, the release does include claims pursuant to California Labor Code Sections 132a and 4558), specified claims under the California Fair Employment and Housing Act relating to unlawful acts in the workplace or indemnification as required by law.

5.2           Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) the Executive understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Company in the manner provided by this Agreement before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Agreement.

5.3           Knowing and Voluntary Acknowledgment.

The Executive specifically agrees and acknowledges that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company.

It is Executive’s intention in executing this Agreement and receiving the Consideration provided for in this Agreement that this instrument shall be effective as a full and final accord and satisfaction and general release of all claims, known or unknown. Executive acknowledges that this Agreement resolves all legal claims Executive has against the Company and Releasees as of the Effective Date of this Agreement, regardless of whether Executive actually knows about them or not. Executive understands that this instrument shall be effective as a full and final release of all claims. Executive acknowledges that Executive is familiar with and have been provided with separate consideration for that portion of Section 1542 of the Civil Code of the State of California which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive waives any right Executive has under the above-mentioned Section 1542 to the fullest extent Executive may lawfully waive all such rights pertaining to the subject matter of this Agreement. In connection with the above waiver, Executive is aware that Executive may hereafter discover claims or facts in addition to or different from those Executive now knows or believes to exist with respect to the subject matter of this Agreement. However, Executive and Executive’s successors and assigns hereby settle and release all of the claims which Executive may have against the Company and Releasees.

6.	No Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7.	Clawback.

All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with Company shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which Company may adopt from time to time.

8.	Miscellaneous.

8.1           Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

8.2           No Conflicts. Executive represents and warrants that the performance by Executive of the duties that are reasonably expected to be performed hereunder will not result in a material breach of any agreement to which Executive is a party.

8.3           Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California (the “Applicable State Law”), without reference to California’s choice of law statutes or decisions.

8.4           Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. If any provision of this Agreement shall be prohibited by or invalid under the Applicable State Law, the prohibited or invalid provision(s) shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

8.5           No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

8.6           Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	3D Systems Corporation 333 Three D Systems Circle Rock Hill, South Carolina 29730 Attention: Chairman of the Board of Directors

With a copy to the Chief Legal Officer

To Executive:	At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

8.7           Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Executive may not assign any rights or obligations hereunder to any person or entity without the prior written consent of Company. This Agreement shall be personal to Executive for all purposes.

8.8           Entire Agreement; Termination of Prior Agreements; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

8.9           Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

8.9.1      Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 4.8), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 8.9.2.

8.9.2      Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive's employment or the termination of Executive's employment not be resolved by negotiation or mediation, it shall be subject to binding and final arbitration in Rock Hill, South Carolina, which is in York County, the cost of which shall be equally shared between the parties. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

8.9.3      Types of Claims. All legal claims brought by Executive or Company related to this Agreement, the employment relationship, terms and conditions of Executive’s employment, and/or termination from employment are subject to this dispute resolution procedure. These include, by way of example and without limitation, any legal claims based on alleged discrimination or retaliation on the basis of race, sex (including sexual harassment), religion, national origin, age, disability or other protected classification, whether based on state or federal law; payment of wages, bonuses, or commissions; workers’ compensation retaliation; defamation; invasion of privacy; infliction of emotional distress and/or breach of an express or implied contract. Disputes and actions excluded from Section 8.9 are: (1) claims for workers’ compensation or unemployment benefits; (2) claims for benefits under a Company plan or program that provides its own process for dispute resolution; (3) claims for declaratory or injunctive relief (any such proceedings will be without prejudice to the parties’ rights under Section 8.9 to obtain additional relief in arbitration with respect to such matters); (4) claims for unfair labor practices filed with the National Labor Relations Board; and (5) actions to compel arbitration or to enforce or vacate an arbitrator's award under Section 8.9, such action to be governed by the Federal Arbitration Act (“FAA”) and the provisions of Section 8.9. Nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar state or federal agency. Any controversy over whether a dispute is arbitrable or as to the interpretation of Section 8.9 with respect to such arbitration will be determined by the arbitrator.

8.10        Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

8.11        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

8.12        Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

8.13        Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 8.13, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the severance payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

8.14        Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[ Signature Page to Follow ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Kevin McAlea
Kevin McAlea

3D Systems Corporation

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT A

The portion of the outstanding restricted shares in which your interest shall become vested and nonforfeitable as of May 31, 2019 shall be equal to that number of whole shares of Common Stock that most nearly equals, but does not exceed an amount equal to the product:

(1)	the total number of outstanding restricted shares on May 31, 2019, multiplied by

(2)	the quotient of (A) the number of calendar days from the date of grant through May 31, 2019, divided by (B) the number of calendar days from the date of grant through the third anniversary of the date of grant.

Calculation of Prorated Restricted Stock Awards (Grant Date to 5/31/19)

				5/31/19

Grant Date	Number of Shares Granted	Shares Vested before 5/31/19	Days in Vesting Period	Days Held (Grant Date to 5/31/19)	Per Day Value	Days Held X Per Day Valu	e
7/26/2016	50,000	33,334	1,096	1,039	45.62	14,066
12/4/2017	34,208	11,403	986	543	34.69	7,436
2/15/2019	23,757	0	1,097	105	21.66	2,274

				Total prorated shares from RSAs		23,775

Calculation of Prorated Performance Stock Units (Grant Date to 5/31/19)
				5/31/19

Perf Stock Units Grant Date	Number of PSUs Earned @ 2/15/19	PSUs Vested before 5/31/19	Days in Vesting Period	Days Held (Grant Date to 5/31/19)	Per Day Value	Days Held X Per Day Valu	e
2/15/2018	14,111	4,704	1,097	470	12.86	1,342

				Total prorated shares from PSUs		1,342